Exhibit 3.1

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

Dada Nexus Limited

(adopted by a special resolution passed on August 8, 2018)

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

Dada Nexus Limited

(adopted by a special resolution passed on August 8, 2018)

1.	The name of the Company is Dada Nexus Limited.

2.

The Registered Office of the Company shall be at Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 32311, Grand Cayman KY1-1209, Cayman Islands, or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (Revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.

The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by Section 27(2) of the Companies Law (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit. Without in any way limiting the unrestricted nature of its objects, the Company may accept mortgages over land or any other property irrespective of location.

5.	Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

a.	the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Law (Revised); or

b.	insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Law (Revised); or

c.	the business of company management without being licensed in that behalf under the Companies Management Law (Revised).

6.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

1

7.

The authorized share capital of the Company is US$200,000 divided into 2,000,000,000 Shares, consisting of: (i) a total of 1,499,945,349 Ordinary Shares, each with a par value of US$ 0.0001 per share; (ii) 77,000,000 Series A Preferred Shares of par value US$0.0001 each (the “Series A Preferred Shares”); (iii) 37,748,300 Series B Preferred Shares of par value US$0.0001 each (the “Series B Preferred Shares”); (iv) 44,286,448 Series C Preferred Shares of par value US$0.0001 each (the “Series C Preferred Shares”);(v) 68,060,937 Series D-1 Preferred Shares of par value US$0.0001 each (the “Series D-1 Preferred Shares”); (vi) 27,463,185 Series D-2 Preferred Shares of par value US$0.0001 each (the “Series D-2 Preferred Shares”, together with Series D-1 Preferred Shares, the “Series D Preferred Shares”); (vii) 93,580,586 Series E-1 Preferred Shares of par value US$0.0001 each (the “Series E-1 Preferred Shares”); (viii) 35,057,353 Series E-2 Preferred Shares of par value US$0.0001 each (the “Series E-2 Preferred Shares”, together with Series E-1 Preferred Shares, the “Series E Preferred Shares”); and (ix) 116,857,842 Series F Preferred Shares of par value US$0.0001 each (the “Series F Preferred Shares”).

8.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 206 of the Companies Law (Revised) and, subject to the provisions of the Companies Law (Revised) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

9.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

2

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THE SEVENTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Dada Nexus Limited

(adopted by a special resolution passed on August 8, 2018)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Additional Director”	shall have the meaning set forth in Article 62 hereof.

“Additional Series E-1 Issue Date”	means October 20, 2016, being the date of the second issuance of a Series E-1 Preferred Share.

“Adverse Person”	means (i) Alibaba Group Holding Ltd. and its Affiliates; (ii) the Person that owns the tradename of “蚂蚁金服” or “Ant Financial” or domain name www.antgroup.com or www.antfin.com and the Internet Content Provider License for the operation of such domain name (currently known as “浙江蚂蚁小微金融服务集团股份有限公司”) and its Affiliates or, the ultimate holding entity that Controls such Person and the Affiliates of such ultimate holding entity; (iii) Baidu, Inc. and its Affiliates; (iv) Internet Plus Holdings Ltd. and its Affiliates; (v) Rajax Holding and its Affiliates; (vi) Yunfeng Capital (云峰基金) and its Affiliates; (vii) Cainiao Smart Logistics Network Limited (菜鸟) and its Affiliates, (viii) Suning (苏宁易购) and its Affiliates, (ix) Jack Yun MA (马云), his family funds and their respective Affiliates; (x) Joseph C. TSAI (蔡崇信), his family funds and their respective Affiliates; and (xi) Best Logistic (百世物流) and its Affiliates; and, solely with respect to a transfer or other disposal of Shares by the Principal, the Principal HoldCo, any of the Co-Founder Parties, or any Affiliates or Permitted Transferees (as defined under the Right of First Refusal & Co-Sale Agreement) of the Principal, the Principal HoldCo or any Co-Founder Parties, means (i) the foregoing entities and (ii) to the best knowledge of the Principal, the Principal HoldCo, the Co-Founder Parties, or their Affiliates or Permitted Transferees, after due inquiry, any Person in which any of the foregoing entities holds at least thirty-three percent (33%) of the issued share capital thereof (each capitalized term in this definition shall have the meaning given to it in the Shareholders Agreement, if not otherwise specified or defined in these Articles).

“Affiliate”	with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, including, without limitation any member, general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person. Notwithstanding the foregoing, the Parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of these Articles to the contrary, these Articles shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group or (ii) entity primarily engaged in investment and trading in the secondary securities market; in each case, unless such Sequoia Entity or entity (as applicable) becomes a Member. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the People’s Republic of China.

“Associate”	means, with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the record or beneficial owner of five (5) percent or more of the then outstanding Equity Securities of such corporation or organization (on a fully-diluted and as-converted basis), (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, (3) such Person’s Immediate Family (as defined in the general commentary to Section 303A.02(b) of the Listed Company Manual of the New York Stock Exchange).

“Articles”	means these articles of association of the Company as originally adopted or as from time to time altered by Special Resolution.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Automatic Conversion”	shall have the meaning set forth in Article 8.3(C).

“BCA Redemption Condition”	shall have the meaning set forth in Article 8.5(B).

“BCA Redemption Price”	shall have the meaning set forth in Article 8.5(B).

“BCA Redemption Price Payment Date”	shall have the meaning set forth in Article 8.5(B).

“BCA Redemption Shares”	shall have the meaning set forth in Articles 8.5(C)(1)(a).

“Board” or “Board of Directors”	means the board of directors of the Company.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law or executive order to be closed in the PRC, Hong Kong, the Cayman Islands, Mauritius, or the United States of America.

“Change of Control Transaction”	means any of the following: (i) a transaction or series of related transactions (including, without limitation, any consolidation, amalgamation, merger, recapitalization, share exchange, liquidation, winding up, scheme of arrangement or other reorganization or similar business combination) in which (x) any Person or group directly or indirectly acquires any Equity Securities of the Company such that, immediately after such transaction or series of related transactions, such Person or group directly or indirectly holds Equity Securities of the Company representing more than fifty percent (50%) of the then outstanding voting power of the Company, or (y) any Person or group acquires the power to appoint and/or remove all or a majority of the members of the Board or otherwise acquires the right to direct the management of the Company, in each case, whether obtained directly or indirectly, and whether obtained by ownership of capital, the possession of voting rights, contract or otherwise; (ii) any sale, lease, license, exchange, transfer or other disposition which would result in any Person or group (including any Shareholder of the Company (or any Affiliate of any Shareholder of the Company, which for the avoidance of doubt does not include any Group Company)) acquiring assets, individually or in the aggregate, constituting all or substantially all of the assets of the Group Companies (taken as a whole); (iii) any Deemed Liquidation Event; provided, however, that no exercise by JD of its Preemptive Right or right of first refusal or any other purchase by JD of Equity Securities in accordance with the Shareholders Agreement or the Right of First Refusal & Co-Sale Agreement, shall constitute a Change of Control Transaction (each capitalized term in this proviso shall have the meaning given to it in the Shareholders Agreement, unless otherwise defined or specified in these Articles).

“Charter Documents”	means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Company”	means the above named company.

“Company Industry Segment”	shall have the meaning set forth in Article 117.

“Control”	of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Shares”	means Ordinary Shares issuable upon conversion of any Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares or Series F Preferred Shares.

“Convertible Securities”	shall have the meaning set forth in Article 8.3(E)(5)(a)(ii) hereof.

“Co-Founder”	means Mr. YANG Jun (杨骏).

“Deemed Liquidation Event”

means any of the following events:

(1)   any consolidation, amalgamation, scheme of arrangement or merger of the Company with or into any other Person or other reorganization in which the Members or shareholders of the Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than fifty percent (50%) of the Company’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred;

(2)   a sale, transfer, lease or other disposition of all or substantially all of the assets of the Group Companies (taken as a whole) (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of the Group Companies (taken as a whole)), except where such sale, transfer, lease or other disposition is to a wholly-owned subsidiary of the Company; or

(3)   the licensing of all or substantially all of the Group Companies’ intellectual property (taken as a whole) to a third party.

provided, however, that a Deemed Liquidation Event shall not include (i) any transaction or series of related transactions only for bona fide equity financing purposes of the Company in which the Company is the surviving corporation, (y) any transactions contemplated by the JD Purchase Agreement (including the Warrant (as defined in the JD Purchase Agreement) and any exercise of the Warrant by JD), or (z) any exercise by JD of its Preemptive Right or right of first refusal or any other purchase by JD of Equity Securities of the Company in accordance with the Shareholders Agreement or the Right of First Refusal & Co-Sale Agreement; except that any proceeds in connection with such a Change of Control Transaction resulting from an exercise of the JD right of first refusal shall be distributed in accordance with Article 8.2(A) as if such transaction was a Deemed Liquidation Event pursuant to Article 8.2(B) of these Articles (each capitalized term in this proviso shall have the meaning given to it in the Shareholders Agreement, unless otherwise defined or specified in these Articles).

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“DST”	means collectively, DST Asia IV, DST Asia V, DST China EC XII and DST Global IV Co-Invest Ltd.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Law (Revised).

“Equity Securities”	means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“Excluded Opportunity”	means any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any holder of Preferred Shares or any Affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Company or any of its Subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and exclusively in such Covered Person’s capacity as a Director of the Company.

“Exempted Distribution”	means (a) a dividend payable solely in Ordinary Shares, (b) the purchase, repurchase or redemption of Ordinary Shares by the Company at the lower of fair market value or cost from terminated employees, officers or consultants in accordance with the ESOP or the Restricted Share Agreement, or pursuant to the exercise of a contractual right of first refusal held by the Company, if any, or pursuant to written contractual arrangements with the Company approved by the Board (so long as such approval includes the approval of at least one (1) then incumbent Preferred Director), and (c) the purchase, repurchase or redemption of the Preferred Shares pursuant to these Articles (including in connection with the conversion of such Preferred Shares into Ordinary Shares).

“ESOP”	means the applicable employee share incentive plan of the Company, as amended by the Company pursuant to Article 8.4(B) for the benefit of employees, officers, directors, or consultants of a Group Company.

“Founder Directors”	shall have the meaning set forth in Article 62 hereof.

“Greenwoods”	means Merit Success Investments Limited.

“Greenwoods Series B Issue Price”	means US$0.60, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B Preferred Shares issued to Merit Success Investments Limited, Kunlun Group Limited (昆仑集团有限公司), formerly known as Koram Games limited (昆仑在线(香港)股份有限公司 ), Gabor Forgacs, Andras Forgacs and PENSCO Trust Company Cust. FBO Andras Forgacs Roth IRA respectively.

“Governmental Authority”	means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company”	means each of the Company and all of its direct or indirect Subsidiaries (including current and to be established in future), together with each Subsidiary of any of the foregoing, and “Group” refers to all of the Group Companies collectively.

“Indebtedness”	shall have the meaning given to it under the Shareholders Agreement.

“Interested Transaction”	shall have the meaning set forth in Article 81 hereof.

“JD”	means JD Sunflower Investment Limited, a company incorporated under the laws of the British Virgin Islands.

“JD Ordinary Director”	shall have the meaning set forth in Article 62 hereof.

“JD Preferred Director”	shall have the meaning set forth in Article 62 hereof.

“JD Purchase Agreement”	the Share Purchase Agreement by and among the Company, JD and certain other parties thereto dated as of April 15, 2016.

“Lien”	shall have the meaning given to it in the Shareholders Agreement.

“Majority Shareholders”	means, collectively, (i) the holders holding at least fifty percent (50%) of the then outstanding Preferred Shares, voting together as a single class and on an as-converted basis, (ii) the Principal for so long as the Principal holds any Shares, and (iii) JD for so long as JD holds at least sixty percent (60%) of the Shares held by JD immediately after the Series F Issue Date.

“Member”	shall have the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company, as original adopted and as from time to time altered by Special Resolution.

“New Securities”

mean any Shares issued after the Series F Issue Date, except for:

(i)  up to 75,791,329 (such number can be increased from time to time as approved in accordance with these Articles) Ordinary Shares (as adjusted in connection with share splits or share consolidation, reclassification or other similar event) and/or options or warrants therefor issued to employees, officers, directors, contractors, advisors or consultants of the Group Companies pursuant to the ESOP duly approved by the Board and Majority Shareholders in accordance with these Articles;

(ii)  any Shares issued in connection with any share split, share dividend, reclassification or other similar event as approved by the Board and Majority Shareholders (so long as such approval includes the consent of at least one (1) Preferred Director) in accordance with these Articles;

(iii)   any Shares issued pursuant to an initial public offering by the Company of its Shares duly approved by the Company in accordance with these Articles (it being agreed that if the Company undertakes an initial public offering that does not meet the requirement of a Qualified IPO, with respect to holders of Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares, the Shares issued pursuant to such offering shall be deemed as New Securities and the Series D Conversion Price, the Series E Conversion Price and Series F Conversion Price shall be adjusted and determined pursuant to the Article 8.3(E)(5)(d));

(iv) any Shares issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or a series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, in any case, duly approved in accordance with these Articles; and

(v)   any Ordinary Shares issued upon the conversion of the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares and Series F Preferred Shares.

“New Securities Price”	shall have the meaning set forth in Article 8.3(E)(5)(d).

“Observers”	shall have the meaning set forth in Article 70 hereof.

“Options”	shall have the meaning set forth in Article 8.3(E)(5)(a)(i) hereof.

“Ordinary Director” or “Ordinary Directors”	shall have the meaning set forth in Article 62 hereof.

“Ordinary Resolution”	means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a unanimous written resolution as provided in Article 40.

“Ordinary Share”	means an ordinary share of US$0.0001 par value per share in the capital of the Company having the rights attaching to it as set out herein.

“Original Series E-1 Issue Date”	means April 26, 2016 being the date of the first issuance of a Series E-1 Preferred Share.

“Person”	means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof excludes the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“Preferred Director” or “Preferred Directors”	shall have the meaning set forth in Article 62.

“Preferred Shares”	means the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares and Series F Preferred Shares.

“Principal”	means Mr. KUAI Jiaqi (蒯佳祺).

“Qualified IPO”	means a firm commitment underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) in the United States pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, with an offering price (net of underwriting commissions and expenses) per share of at least (i) during the 24 months immediately following the Series F Issue Date, one point one (1.1) multiplied by the Series F Issue Price (as adjusted) or (ii) at all other times, one point four (1.4) multiplied by the Series F Issue Price (as adjusted), and that results in gross proceeds to the Company in excess of US$300,000,000, or in a public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) in another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange approved by the Relevant Majority, so long as such offering satisfies the foregoing per share price and gross proceeds requirements.

“Redeeming Preferred Share”	shall have the meaning set forth in Articles 8.5(A).

“Redeeming Preferred Shareholder”	shall have the meaning set forth in Articles 8.5(A).

“Redeeming Series A Shareholders”	shall have the meaning set forth in Articles 8.5(C)(5).

“Redeeming Series A Preferred Shares”	shall have the meaning set forth in Articles 8.5(C)(5).

“Redeeming Series B Shareholders”	shall have the meaning set forth in Articles 8.5(C)(4).

“Redeeming Series B Preferred Shares”	shall have the meaning set forth in Articles 8.5(C)(4).

“Redeeming Series C Shareholders”	shall have the meaning set forth in Articles 8.5(C)(3).

“Redeeming Series C Preferred Shares”	shall have the meaning set forth in Articles 8.5(C)(3).

“Redeeming Series E and Series D Shareholders”	shall have the meaning set forth in Articles 8.5(C)(1)(b).

“Redeeming Series E and Series D Preferred Shares”	shall have the meaning set forth in Articles 8.5(C)(1)(b).

“Redeeming Series F Preferred Shares”	shall have the meaning set forth in Articles 8.5(C)(1)(a).

“Redeeming Series F Shareholders”	shall have the meaning set forth in Articles 8.5(C)(1)(a).

“Redeeming Series F, Series E and Series D Preferred Shares”	shall have the meaning set forth in Articles 8.5(C)(2).

“Redeeming Series F, Series E and Series D Shareholders”	shall have the meaning set forth in Articles 8.5(C)(2).

“Redemption Notice”	shall have the meaning set forth in Articles 8.5(A).

“Redemption Price”	shall have the meaning set forth in Articles 8.5(A).

“Redemption Price Payment Date”	shall have the meaning set forth in Articles 8.5(A).

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Related Party”	means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Associate of any of the foregoing.

“Relevant Majority”	means, collectively, (i) (x) the holders holding at least forty percent (40%) of the then outstanding Preferred Shares, or (y) in the event that JD holds forty percent (40%) or more of the then outstanding Preferred Shares, fifty percent (50%) of the then outstanding Preferred Shares, in each case voting together as a single class and on an as-converted basis, and (ii) the Principal for so long as the Principal holds any Shares.

“Relevant Majority Reserved Matters”	shall have the meaning set forth in Article 8.4(B)(2) hereof.

“Revised Business Cooperation Agreement”	means the Amended and Restated Business Cooperation Agreement by and between Walmart (China) Investment Co., Ltd. and Dada Nexus Limited dated as of August 8, 2018.

“Senior Preference Amount”	shall have the meaning set forth in Article 8.2(A).

“Senior Preferred Shares”	shall have the meaning set forth in Article 8.2(A).

“Sequoia”	means SCC Venture V Holdco I, Ltd., SCC Growth I Holdco A, Ltd., Sequoia Capital China GF Holdco III-A, Ltd., and SC China Growth III Co-Investment 2015-A, L.P.

“Sequoia Preferred Director”	shall have the meaning set forth in Article 62 hereof.

“Sequoia Series B Issue Price”	means, with respect to the aggregate 9,847,160 Series B Preferred Shares issued to Sequoia, US$0.60 per share for 6,666,662 Series B Preferred Shares, and US$0.49 per share for 3,180,498 Series B Preferred Shares, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B Preferred Shares issued to Sequoia.

“Series A Conversion Price”	shall have the meaning set forth in Articles 8.3(A).

“Series A Issue Date”	means the date of the first issuance of a Series A Preferred Share.

“Series A Issue Price”	means US$0.02307, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A Preferred Shares.

“Series A Preference Amount”	shall have the meaning set forth in Article 8.2(A).

“Series A Preferred Shares”	shall have the meaning set forth in Section 7 of the Memorandum.

“Series B Conversion Price”	shall have the meaning set forth in Articles 8.3(A).

“Series B Issue Date”	means the date of the first issuance of a Series B Preferred Share.

“Series B Issue Price”	means the Greenwoods Series B Issue Price, or the Sequoia Series B Issue Price, or the Victory Faith Series B Issue Price, as the case may be.

“Series B Preferred Shares”	shall have the meaning set forth in Section 7 of the Memorandum.

“Series C Conversion Price”	shall have the meaning set forth in Articles 8.3(A).

“Series C Issue Date”	means the date of the first issuance of a Series C Preferred Share.

“Series C Issue Price”	means US$2.1451, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series C Preferred Shares.

“Series C Preferred Shares”	shall have the meaning set forth in Section 7 of the Memorandum.

“Series D Preferred Shares”	shall have the meaning set forth in Section 7 of the Memorandum.

“Series D Issue Price”	means the Series D-1 Issue Price, or the Series D-2 Issue Price, as the case may be.

“Series D Issue Date”	means the Series D-1 Issue Date or the Series D-2 Issue Date, as the case may be.

“Series D Conversion Price”	shall have the meaning set forth in Articles 8.3(A).

“Series D-1 Issue Date”	means the date of the first issuance of a Series D-1 Preferred Share.

“Series D-1 Issue Price”	means US$4.187424, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series D-1 Preferred Shares.

“Series D-1 Preferred Shares”	shall have the meaning set forth in Section 7 of the Memorandum.

“Series D-2 Issue Date”	means the date of the first issuance of a Series D-2 Preferred Share.

“Series D-2 Issue Price”	means the per share issue price of the Series D-2 Preferred Shares, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series D-2 Preferred Shares.

“Series D-2 Preferred Shares”	shall have the meaning set forth in Section 7 of the Memorandum.

“Series E Conversion Price”	means the Series E-1 Conversion Price, or the Series E-2 Conversion Price, as the case may be.

“Series E Issue Price”	means the Series E-1 Issue Price, or the Series E-2 Issue Price, as the case may be.

“Series E Issue Date”	means the Original Series E-1 Issue Date, the Additional Series E-1 Issue Date, or the Series E-2 Issue Date, as the case may be.

“Series E Preferred Shares”	shall have the meaning set forth in Section 7 of the Memorandum.

“Series E-1 Conversion Price”	shall have the meaning set forth in Articles 8.3(A).

“Series E-1 Issue Price”	means US$4.2787030, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series E-1 Preferred Shares.

“Series E-1 Preferred Shares”	shall have the meaning set forth in Section 7 of the Memorandum.

“Series E-2 Conversion Price”	shall have the meaning set forth in Articles 8.3(A).

“Series E-2 Issue Date”	means the date of the first issuance of a Series E-2 Preferred Share.

“Series E-2 Issue Price”	means the per share issue price of the Series E-2 Preferred Shares, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series E-2 Preferred Shares.

“Series E-2 Preferred Shares”	shall have the meaning set forth in Section 7 of the Memorandum.

“Series F Conversion Price”	shall have the meaning set forth in Articles 8.3(A).

“Series F Issue Date”	means the date of the first issuance of a Series F Preferred Share.

“Series F Issue Price”	means US$4.2787030, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to Series F Preferred Shares.

“Series F Preferred Shares”	shall have the meaning set forth in Section 7 of the Memorandum.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share.

“Shareholder”	means a holder of any Shares.

“Shareholders Agreement”	means the Sixth Amended and Restated Shareholders Agreement entered into by and among the Company and certain parties thereto as of the date hereof.

“Special Majority”	shall have the meaning set forth in Article 8.4(B)(2) hereof.

“Special Resolution”	shall have the same meaning as in the Statute and includes a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution.

“Statute”	means the Companies Law (2018 Revision) of the Cayman Islands and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Victory Faith”	means Victory Faith Consultants Limited.

“Victory Faith Series B Issue Price”	means, with respect to the aggregate 4,234,471 Series B Preferred Shares issued to Victory Faith, US$0.60 per share for 3,333,331 Series B Preferred Shares, and US$0.49 per share for 901,140 Series B Preferred Shares, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B Preferred Shares issued to Victory Faith.

“Walmart”	means Azure Holdings S.a.r.l.

2.	In the Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5

any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6	the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles;

2.7	the term “or” is not exclusive;

2.8	the term “including” will be deemed to be followed by, “but not limited to”;

2.9	the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.10	the term “day” means “calendar day” (unless the term “Business Day” is used), and “month” means calendar month;

2.11

the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.12	references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.13

all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies); and

2.14	headings are inserted for reference only and shall be ignored in construing these Articles.

3.

For the avoidance of doubt, each other Article herein is subject to the provisions of Articles 8 and 62, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Articles 8 and 62 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.

The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of the Articles (including Article 8) and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one or more series; and (c) the series of Preferred Shares shall be designated prior to their allotment and issue. In the event that any Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares, or Series F Preferred Shares shall be converted pursuant to Article 8.3 hereof, the Preferred Shares so converted shall be cancelled. Further, any Preferred Shares acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled.

7.	The Company shall not issue Shares to bearer.

RIGHTS, PREFERENCES AND PRIVILEGES OF SHARES

8.	Certain rights, preferences and privileges of the Shares of the Company are as follows:

8.1	Dividends Rights.

(A)

Preference. Each holder of a Preferred Share shall be entitled to receive dividends at the rate of eight percent (8%) of the applicable Series A Issue Price, Series B Issue Price, Series C Issue Price, Series D Issue Price, Series E Issue Price or Series F Preferred Shares, as the case may be, per annum for each such Share held by such holder, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, prior and in preference to, and satisfied before, any dividend on any other class or series of shares (except for applicable Exempted Distributions and except for a distribution pursuant to Article 8.2). Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative.

(B)

Restrictions; Participation. Except for an Exempted Distribution and except for a distribution pursuant to Article 8.2, no dividend or distribution, whether in cash, in property, or in any other shares of the Company, shall be declared, paid, set aside or made with respect to the Ordinary Shares at any time unless (i) all accrued but unpaid dividends on the Preferred Shares set forth in Article 8.1(A) (if any) have been paid in full, and (ii) a dividend or distribution is likewise declared, paid, set aside or made, respectively, at the same time with respect to each outstanding Preferred Share such that the dividend or distribution declared, paid, set aside or made to the holder thereof shall be equal to the dividend or distribution that such holder would have received pursuant to this Article 8.1(B) if such Preferred Share had been converted into Ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made, and if such share then participated in and the holder thereof received such dividend or distribution.

8.2	Liquidation Rights.

(A)

Liquidation Preferences. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Members of the Company as follows:

(a)    First, the holders of Series F Preferred Shares, Series E Preferred Shares, Series D Preferred Shares, Series C Preferred Shares and Series B Preferred Shares (collectively, the “Senior Preferred Shares”) shall be entitled to receive for each Senior Preferred Shares held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares by reason of their ownership of such shares, the amount equal to one hundred percent (100%) of the applicable Series B Issue Price, Series C Issue Price, Series D Issue Price, Series E Issue Price or Series F Preferred Shares (as applicable), plus all declared but unpaid dividends on such Senior Preferred Shares (collectively, the “Senior Preference Amount”). If the assets and funds thus distributed among the holders of the Senior Preferred Shares shall be insufficient to permit the payment to such holders of Senior Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Senior Preferred Shares in proportion to the aggregate Senior Preference Amount each such holder is otherwise entitled to receive pursuant to this subparagraph (a).

(b)    If there are any assets or funds remaining after the aggregate Senior Preference Amount has been distributed or paid in full to the applicable holders of Senior Preferred Shares pursuant to subparagraph (a) above, the holders of the Series A Preferred Shares shall be entitled to receive for each Series A Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Ordinary Shares by reason of their ownership of such shares, the amount equal to one hundred percent (100%) of the Series A Issue Price (the “Series A Preference Amount”). If the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series A Preferred Shares shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the aggregate Series A Preference Amount each such holder is otherwise entitled to receive pursuant to this subparagraph (b).

(c)    If there are any assets or funds remaining after the aggregate Senior Preference Amount and the aggregate Series A Preference Amount has been distributed or paid in full to the applicable holders of Preferred Shares pursuant to subparagraph (a) and (b) above, the remaining assets and funds of the Company available for distribution to the Members shall be ratably distributed among all Members according to the relative number of Ordinary Shares held by such Member (including the holders of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares) (treating for this subparagraph (c) all Series A Preferred Shares, and Senior Preferred Shares as if they had been converted to Ordinary Shares immediately prior to such liquidation, dissolution or winding up of the Company).

(B)

Deemed Liquidation. A Deemed Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Article 8.2, and any proceeds, whether in cash or properties, resulting from a Deemed Liquidation Event shall be distributed in accordance with the terms of Article 8.2(A).

(C)

Valuation of Properties. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Article 8.2(A) or any Deemed Liquidation Event pursuant to Article 8.2(B), the value of the assets to be distributed to the Members shall be determined in good faith by the Board (including the Preferred Directors); provided that any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(1)

If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(2)	If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(3)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board (including the Preferred Directors);

provided further that the method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the Board (including the Preferred Directors).

Regardless of the foregoing, any holder of Preferred Shares shall have the right to challenge any determination by the Board of value pursuant to this Article 8.2(C), in which case the determination of value shall be made by an independent appraiser selected jointly by the Board and such holder of Preferred Shares, with the cost of such appraisal to be equally borne by the Company, on one hand, and the challenging holder, on the other hand.

(D)

Notices. In the event that the Company shall propose at any time to consummate a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles, the Company shall send to the holders of Preferred Shares at least twenty (20) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of, collectively and each voting as a separate class, (i) the holders holding a majority of the then outstanding Series A Preferred Shares, (ii) the holders holding at least sixty percent (60%) of the then outstanding Series B preferred Shares, (iii) the holders holding at least fifty percent (50%) of the then outstanding Series C Preferred Shares, (iv) the holders holding at least fifty percent (50%) of the then outstanding Series D Preferred Shares, (v) the holders holding at least fifty percent (50%) of the then outstanding Series E Preferred Shares, and (vi) the holders holding at least fifty percent (50%) of the then outstanding Series F Preferred Shares.

(E)

Enforcement. In the event the requirements of this Article 8.2 are not complied with, the Company shall, subject to the Statute, forthwith either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Article 8.2 have been complied with, or (ii) cancel such transaction.

8.3	Conversion Rights.

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares:

(A)

Conversion Ratio. Each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the applicable Series A Issue Date, Series B Issue Date, Series C Issue Date, Series D Issue Date, Series E Issue Date or Series F Issue Date into such number of fully paid and non-assessable Ordinary Shares as determined by dividing the applicable Series A Issue Price by the then-effective Series A Conversion Price, the applicable Series B Issue Price by the then-effective Series B Conversion Price, the applicable Series C Issue Price by the then-effective Series C Conversion Price, the applicable Series D Issue Price by the then-effective Series D Conversion Price, the applicable Series E Issue Price by the then-effective Series E Conversion Price, or the applicable Series F Issue Price by the then-effective Series F Conversion Price (as applicable). The “Series A Conversion Price” shall initially be the Series A Issue Price, resulting in an initial conversion ratio for the Series A Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided. The “Series B Conversion Price” shall initially be the applicable Series B Issue Price, resulting in an initial conversion ratio for the Series B Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided. The “Series C Conversion Price” shall initially be the Series C Issue Price, resulting in an initial conversion ratio for the Series C Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided. The “Series D Conversion Price” shall initially be US$4.171372, resulting in an initial conversion ratio for the Series D Preferred Shares of 0.99617:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided. The “Series E-1 Conversion Price” shall initially be ninety-five percent (95%) of the applicable Series E-1 Issue Price, resulting in an initial conversion ratio for the Series E-1 Preferred Shares of 19:20 (i.e., 19 Series E-1 Preferred Shares shall initially convert into 20 Ordinary Shares), and shall be subject to adjustment and readjustment from time to time as hereinafter provided. The “Series E-2 Conversion Price” shall initially be the applicable Series E-2 Issue Price, resulting in an initial conversion ratio for the Series E-2 Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided. The “Series F Conversion Price” shall initially be the applicable Series F Issue Price, resulting in an initial conversion ratio for the Series F Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided.

(B)

Optional Conversion. Subject to the Statute and these Articles, any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares based on the applicable then-effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, or Series F Conversion Price.

(C)

Automatic Conversion. Each Preferred Share shall automatically be converted by way of repurchase of such Preferred Share and the issuance of the corresponding number of Ordinary Shares, based on the applicable then-effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, or Series F Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares upon the earlier of (i) the closing of a Qualified IPO and (ii) the date specified by written consent or agreement of, collectively and each voting as a separate class, (i) the holders holding a majority of the then outstanding Series A Preferred Shares, (ii) the holders holding at least sixty percent (60%) of the then outstanding Series B preferred Shares, (iii) the holders holding at least fifty percent (50%) of the then outstanding Series C Preferred Shares, (iv) the holders holding at least fifty percent (50%) of the then outstanding Series D Preferred Shares, (v) the holders holding at least fifty percent (50%) of the then outstanding Series E Preferred Shares, and (vi) the holders holding at least fifty percent (50%) of the then outstanding Series F Preferred Shares. Any conversion pursuant to this Article 8.3(C) shall be referred to as an “Automatic Conversion”.

(D)	Conversion Mechanism. The conversion hereunder of the Preferred Shares shall be effected in the following manner:

(1)

Except as provided in Articles 8.3(D)(2) and 8.3(D)(3) below, before any holder of any Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any), at the office of the Company or of any transfer agent for such share to be converted and shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates (if applicable) for the number of Ordinary Shares to which such holder shall be entitled as aforesaid, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice and such surrender of the Preferred Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

(2)

If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to the closing of such sale of securities.

(3)

Upon the occurrence of an event of Automatic Conversion, all holders of Preferred Shares to be automatically converted will be given at least ten (10) days’ prior written notice of the date fixed (which date shall in the case of a Qualified IPO be the latest practicable date immediately prior to the closing of a Qualified IPO) and the place designated for automatic conversion of all such Preferred Shares pursuant to this Article 8.3(D). Such notice shall be given pursuant to Articles 106 through 110 to each record holder of such Preferred Shares at such holder’s address appearing on the Register of Members. On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable certificate or certificates duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any) for all such shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall promptly effect such conversion and update its Register of Members to reflect such conversion, and all rights with respect to such Preferred Shares so converted will terminate, with the exception of the right of a holder thereof to receive the Ordinary Shares issuable upon conversion of such Preferred Shares, and upon surrender of the certificate or certificates therefor duly endorsed (or in lieu thereof upon delivery of an affidavit of lost certificate and indemnity therefor) (if any), to receive certificates (if applicable) for the number of Ordinary Shares into which such Preferred Shares have been converted. All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been returned and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(4)

The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts as they fall due in the ordinary course of business, make payments out of its capital or share premium account.

(5)

No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board of Directors (so long as such approval includes the approval of at least one (1) Preferred Director), or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6)

Upon conversion, all declared but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all declared but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of such number of further Ordinary Shares as equal to the value of such cash amount divided by the applicable conversion price, at the option of the holders of the applicable Preferred Shares.

(E)

Adjustment of Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price. Adjustment of Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price shall be adjusted and re-adjusted from time to time as provided below:

(1)     Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, or the Series F Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, or the Series F Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2)     Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, or the Series F Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such conversion price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(3)     Adjustment for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in securities of the Company other than Ordinary Shares or payable in any other asset or property (other than cash), then, and in each such event, subject to compliance with Article 8.1(B) and to the extent not duplicative with Article 8.1(B), provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company or other asset or property which the holder of such share would have received in connection with such event had the Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(4)     Adjustment for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation in Article 8.2(B)), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(5)	Adjustment of Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price for Dilutive Issuance.

(a) Special Definition. For purpose of this Article 8.3(E)(5), the following definitions shall apply:

(i) “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii) “Convertible Securities” shall mean any Indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(b) Waiver of Adjustment. No adjustment in the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series F Conversion Price shall be made as the result of the issuance or deemed issuance of New Securities if the Company receives written notice from the holders of a majority of Series A Preferred Shares then outstanding (in the case of Series A Conversion Price), the holders of at least sixty percent (60%) of Series B Preferred Shares then outstanding (in the case of Series B Conversion Price), the holders of at least fifty percent (50%) of Series C Preferred Shares then outstanding (in the case of Series C Conversion Price), the holders of at least fifty percent (50%) of Series D Preferred Shares then outstanding (in the case of Series D Conversion Price), the holders of at least fifty percent (50%) of Series E-1 Preferred Shares then outstanding (in the case of Series E-1 Conversion Price), the holders of at least fifty percent (50%) of Series E-2 Preferred Shares then outstanding (in the case of Series E-2 Conversion Price), or the holders of at least fifty percent (50%) of Series F Preferred Shares then outstanding (in the case of Series F Conversion Price) agreeing that no such adjustment shall be made as a result of the issuance or deemed issuance of such New Issuance.

(c) Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the Series F Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(i)    no further adjustment in the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price the Series E Conversion Price, or the Series F Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent exercise of Options for Convertible Securities or Ordinary Shares;

(ii)    if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, or Series F Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)    no readjustment pursuant to Article 8.3(E)(5)(c)(ii) shall have the effect of increasing the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, or Series F Conversion Price to an amount which exceeds the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, or Series F Conversion Price that would have been in effect had no adjustments in relation to the issuance of such Options or Convertible Securities as referenced in Article 8.3(E)(5)(c)(ii) been made;

(iv)    upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, or Series F Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(x) in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(y) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.3(E)(5)(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(v)    if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price shall be adjusted pursuant to this Article 8.3(E)(5)(c) as of the actual date of their issuance.

(d)

Adjustment of Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price upon Issuance of New Securities.

In the event of an issuance of New Securities, at any time after the Series F Issue Date, for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions) (the “New Securities Price”) less than the Series A Conversion Price for any Series A Preferred Shares, less than the Series B Conversion Price for any Series B Preferred Shares, less than the Series C Conversion Price for any Series C Preferred Shares, less than the Series D Conversion Price for any Series D Preferred Shares, less than the Series E Conversion Price for any Series E Preferred Shares, or less than the Series F Conversion Price for any Series F Preferred Shares in effect immediately prior to such issue, then and in such event, the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price for such series shall be reduced, concurrently with such issue, to a price determined as set forth below:

CP2 = CP1 * (A+B) / (A+C)

Where

CP2 = Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price in effect immediately after the issuance of the New Securities

CP1= Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price in effect immediately prior to the issuance of the New Securities

A= Number of Ordinary Shares deemed to be outstanding immediately prior to the issuance of the New Securities (including all Ordinary Shares, all Preferred Shares on an as-converted basis, plus Ordinary Shares issuable upon conversion of the outstanding Convertible Securities and exercise of outstanding Options)

B= Aggregate consideration received by the Company with respect to the issuance of the New Securities divided by CP1

C= Number of the New Securities issued or sold

(e) Determination of Consideration. For purposes of this Article 8.3(E)(5), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

(2)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board of Directors (so long as such approval includes the approval of at least one (1) Preferred Director); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;

(3)    in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board of Directors including the approval of at least one (1) Preferred Director.

(6)

Options and Convertible Securities. The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3(E)(5)(c) hereof relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(7)     Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 8.3(E) are not strictly applicable, but the failure to make any adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price would not fairly protect the conversion rights of the holders of the Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3(E), necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares.

(8)     No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.3 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.

(9)     Certificate of Adjustment. In the case of any adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of Preferred Shares, at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of Preferred Shares after such adjustment or readjustment.

(10)     Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3(E), the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(11)     Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(12) Notices. Any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 106 through 110.

(13)     Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

8.4	Voting Rights.

(A)

General Rights. Subject to the provisions of the Memorandum and these Articles (including any Article providing for special voting rights), at all general meetings of the Company: (a) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, and (b) the holder of a Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted basis (after aggregating all shares into which the Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). To the extent that the Statute or the Articles allow the Preferred Shares to vote separately as a class or series with respect to any matters, the Preferred Shares, shall have the right to vote separately as a class or series with respect to such matters.

(B)	Protective Provisions.

(1)     Approval by the Majority Shareholders. Regardless of any contrary provision contained in any Charter Documents of any Group Company, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and each Member shall procure the Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in writing by (a) the Majority Shareholders and (b) solely with respect to any act listed in clauses (a) through (f), (l), (m), (s) and (t) below, the holders holding at least seventy percent (70%) of the then outstanding Preferred Shares (voting as a single class on an as-converted basis, but disregarding any Preferred Shares held by JD for all purposes of determining the foregoing threshold) in advance:

(a) creation, authorization or issuance of any Equity Securities of any Group Company (other than the Company);

(b)    any amendment or change of the rights, preferences, privileges or powers of, or the restrictions applicable to the Preferred Shares, or other rights, preferences or privileges of the Preferred Shares;

(c)    any action that reclassifies any outstanding shares into shares having rights, preferences, privileges or powers senior to or on a parity with the Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise;

(d)    any purchase, repurchase, redemption or retirements of any Equity Security of any Group Company other than pursuant to each Share Restriction Agreement (as defined in the Shareholders Agreement) or any equity incentive agreement with service providers giving the Company the right to repurchase Equity Security upon the termination of services;

(e)    any amendment or modification to any of the Charter Documents of any Group Company, the Memorandum and Articles, the Shareholders Agreement, the Right of First Refusal & Co-Sale Agreement the Share Restriction Agreements or the VIE Documents (each as defined in the Shareholders Agreement) (unless the amendment or modification to the VIE Documents is in accordance with the JD Purchase Agreement), other than any customary amendment or modification (as reasonably determined by a majority of the Directors) necessary for effecting any Relevant Majority Reserved Matter that has been approved pursuant to Article 8.4(B)(2);

(f)    any declaration, set aside or payment of a dividend or other distribution by any Group Company except for any distribution or dividend with respect to which the sole recipient of any proceeds therefrom is the Company or any wholly-owned Subsidiary of the Company, or the adoption of, or any change to, the dividend policy of any Group Company;

(g)    any sale, transfer, or other disposal of, or the incurrence of any Lien on, any substantial part of the assets (including any intellectual property) of any Group Company or the grant of exclusive license of any material intellectual property of any Group Company to a third party, other than any sale, transfer or other disposal of all or substantial of all assets of any Group Company or the grant of exclusive license of all or substantially all intellectual property of any Group Company (as reasonably determined by a majority of the Directors) necessary for effecting any Change of Control Transaction that has been approved pursuant to Article 8.4(B)(2)(b);

(h)    the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of any of the Group Companies under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

(i)    any change of the size or composition or the manner in which the directors are appointed of the board of directors of any Group Company, other than (x) any changes pursuant to and in compliance with these Articles, or (y) any customary changes (as reasonably determined by a majority of the Directors) necessary for effecting any Relevant Majority Reserved Matter that has been approved pursuant to Articles 8.4(B)(2)(a), (b) or (d);

(j)    any investment in, or divestiture or sale by any Group Company of an interest in another Person in excess of US$10,000,000, other than any investment or divestiture or sale of an interest (as reasonably determined by a majority of the Directors) necessary for effecting any Relevant Majority Reserved Matter that has been approved pursuant to Articles 8.4(B)(2)(a) or any Deemed Liquidation Event that has been approved pursuant to Article 8.4(B)(2)(b) (for the avoidance of doubt, excluding any divestiture or sale of the Daojia Business (as defined in the JD Purchase Agreement));

(k)    acquisition of any business or assets in excess of US$15,000,000, individually or in the aggregate in a twelve (12) month period, other than any acquisition (as reasonably determined by a majority of the Directors) necessary for effecting any Relevant Majority Reserved Matter that has been approved pursuant to Articles 8.4(B)(2)(a) or (b);

(l)    any increase or decrease in the authorized number of Preferred Shares, or any series thereof, or the authorized number of Ordinary Shares, other than any increase (as reasonably determined by a majority of the Directors) necessary for effecting any Relevant Majority Reserved Matter that has been approved pursuant to Articles 8.4(B)(2)(a), (b)or (d);

(m)    the adoption, material amendment or termination of the ESOP or any other equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies, and any increase of the total number of Equity Securities reserved for issuance thereunder, other than adoption, material amendment or termination of the ESOP or any increase of the total number of Equity Securities reserved for issuance thereunder (as reasonably determined by a majority of the Directors) necessary for effecting any Relevant Majority Reserved Matter that has been approved pursuant to Articles 8.4(B)(2)(a) or (d);

(n) the appointment or removal of the Auditor for any Group Company or any material changes in the accounting or financial policies or procedures of any Group Company;

(o)    the investment by any Group Company in any Subsidiaries, joint ventures or material alliance in excess of US$15,000,000, other than any investment (as reasonably determined by a majority of the Directors) necessary for effecting any Relevant Majority Reserved Matter that has been approved pursuant to 8.4(B)(2)(a), (b) or (d);

(p)    any transaction (including but not limited to the termination, extension, continuation after expiry, renewal, amendment, variation or waiver of any term under agreement with respect to any transaction or series of transactions) with any Related Party in excess of US$15,000,000, including without limitation, any transaction with any employee or Affiliates or major Shareholder of any Group Company outside the ordinary course of business, including loans to the Principal, the Co-Founder, officer, or director of any Group Company or Affiliates thereof; in each case, other than (i) the Revised Business Cooperation Agreement and any transactions and agreements contemplated thereunder, (ii) the Business Cooperation Agreement (as defined in the JD Purchase Agreement) and any transactions and agreements contemplated thereunder, (iii) the Transition Service Agreement (as defined in the JD Purchase Agreement) and any transactions and agreements contemplated thereunder, and (iv) any transaction with a major Shareholder arising out of the ordinary course of business of any Group Company;

(q)    cessation of any business line of any Group Company as now conducted including, for the avoidance of doubt, the Daojia Business, or any material change to the business scope or nature of business of any Group Company;

(r) initiate or settle any material litigation, arbitration or other legal proceeding;

(s) any action that would hurt the rights or interests of the holder of Preferred Shares (based on the reasonable judgment of the holder of Preferred Shares);

(t)    any public offering of any Equity Securities of any Group Company (including determination of the listing venue, timing, valuation or other material terms of a public offering), other than a Qualified IPO; or

(u) any action by a Group Company to authorize, approve or enter into any agreement or obligation, or make any commitment to do so with respect to any action listed above.

Notwithstanding anything to the contrary contained herein, where any act listed in clauses (a) to (u) requires a Special Resolution of the Members in accordance with the Statute, and if the Members vote in favor of such act but the approval of the Majority Shareholders has not yet been obtained, the Majority Shareholders shall have, in such vote at all meetings of the Members, the voting rights equal to the aggregate voting power of all the Members who voted in favor of the resolution plus one.

(2)

Approval by the Relevant Majority. Regardless of any contrary provision contained in any Charter Documents of any Group Company, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and each Member shall procure the Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following (the “Relevant Majority Reserved Matters”), whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in writing by the Relevant Majority in advance:

(a)

creation, authorization or issuance of (A) any class or series of Equity Securities having rights, preferences, privileges or powers superior to or on a parity with the Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, or any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges or powers superior to or on a parity with any series of Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise, (B) any additional Preferred Shares, or (C) any other Equity Securities of the Company, except for the Conversion Shares or the issuance of Ordinary Shares under the ESOP approved by the Board and Majority Shareholders;

(b)

any Deemed Liquidation Event or any Change of Control Transaction or any merger, amalgamation, scheme of arrangement or consolidation of any Group Company with any Person, or the purchase or other acquisition by any Group Company of all or substantially all of the assets, equity or business of another Person;

(c)	expanding or altering the business of any Group Company from what is provided in the annual budget and business plan of the Group as duly approved in accordance with this Article 8.4(B);

(d)	any public offering that is a Qualified IPO;

(e)	any entry into business that is outside the Business (as defined in the Shareholders Agreement); or

(f)	any action by a Group Company to authorize, approve or enter into any agreement or obligation, or make any commitment to do so with respect to any action listed above.

provided, however, that in the event that the approval by the Relevant Majority has not been obtained for any of the above-listed Relevant Majority Reserved Matters which have been presented by the Board for approval, the relevant Group Company may take, permit to occur, approve, authorize, or agree or commit to do any of the above, with the approval of the holders holding at least seventy percent (70%) (the “Special Majority”) of the then outstanding Shares (voting together as a single class and on a fully-diluted and as-converted basis, but disregarding any Shares held by the Principal and the Co-Founder for all purposes of calculating the foregoing threshold), including the approval of at least three Shareholders of DST, Sequoia, Walmart and JD.

Notwithstanding anything to the contrary contained herein, where any act listed in clauses (a) to (f) requires a Special Resolution of the Members in accordance with the Statute, and if the Members vote in favor of such act but neither the approval of the Relevant Majority nor the approval by the Special Majority has been obtained, the Relevant Majority shall have, in such vote at all meetings of the Members, the voting rights equal to the aggregate voting power of all the Members who voted in favor of the resolution plus one.

(3)    Approval by the Preferred Directors. Subject to any additional requirements imposed by the applicable law, except as provided in these Articles, the Company shall ensure that no Group Company shall, without the affirmative consent or approval by a majority of the Directors (which majority shall include at least one then incumbent Preferred Director for so long as any holder of Preferred Shares has the right to appoint any Preferred Director, and solely with respect to any act listed in clauses (a) and (b) below, shall include the Principal for so long as the Principal serves as a Director), take, permit to occur, approve, authorize or agree or commit to do any of the following actions, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation or otherwise:

(a)

appointment, removal or replacement of, or approval of the remuneration package (in cash or equity) for, the chief executive officer, the chief operating officer, the chief technology officer, the chief financial officer and president of any Group Company;

(b)	the approval of, or any material deviation from or material amendment of, the annual budget and business plan of any Group Company;

(c)	any increase in compensation of any employee of any Group Company with monthly salary of at least RMB450,000 by more than forty percent in a twelve (12) month period;

(d)	incurrence of any capital commitment or expenditure outside of the annual budget in excess of US$3,000,000 per month, individually or in the aggregate;

(e)	the issuance of any debt in excess of US$15,000,000;

(f)

incurrence, extension, cancellation or waiver of any loan or guarantee for Indebtedness in excess of US$15,000,000, individually or in the aggregate to any third party other than approved in the annual budget and business plan of any Group Company;

(g)

any transaction (including but not limited to the termination, extension, continuation after expiry, renewal, amendment, variation or waiver of any term under agreement with respect to any transaction or series of transactions) with any Related Party in excess of US$1,500,000, including without limitation, any transaction with any employee or Affiliates or major Shareholder of any Group Company outside the ordinary course of business, including loans to the Principal, the Co-Founder, officer, or director of any Group Company or Affiliates thereof; in each case, other than (i) the Revised Business Cooperation Agreement and any transactions and agreements contemplated thereunder, (ii) the Business Cooperation Agreement (as defined in the JD Purchase Agreement) and any transactions and agreements contemplated thereunder, (iii) the Transition Service Agreement (as defined in the JD Purchase Agreement) and any transactions and agreements contemplated thereunder, and (iv) any transaction with a major Shareholder arising out of the ordinary course of business of any Group Company; or

(h)	any single action or transaction in excess of US$15,000,000 other than as approved in the annual budget and business plan of any Group Company.

Notwithstanding anything to the contrary contained herein, solely with respect to any act listed in clauses (a) and (b) above, in the event that such act has been approved by the Board in accordance with these Articles and (x) the Relevant Majority or (y) in the event that the approval by the Relevant Majority has not been obtained for such matters which have been presented by the Board for approval, the Special Majority, the relevant Group Company may take, permit to occur, approve, authorize or agree or commit to such act, regardless of whether the majority of the Directors approving such act includes the affirmative approval of at least one then incumbent Preferred Director or the Principal.

(4)     Voting. In furtherance of the foregoing Articles 8.4(B)(1) and 8.4(B)(2), where any Company act requires a resolution of the Shareholders in accordance with the Companies Law (2018 Revision) of the Cayman Islands and if the approval by the Majority Shareholders, Relevant Majority or other applicable voting threshold required under these Articles has not yet been obtained, the Parties shall vote their Shares against such act in all meetings of the Shareholders unless and until Shareholders with sufficient voting power as is required to meet the applicable threshold under these Articles have otherwise voted in favor of such act.

8.5	Redemption Rights.

(A)

General Redemption. At any time after the earliest of (i) the fifth (5th) anniversary of the Series F Issue Date, if a Qualified IPO has not been consummated by then, (ii) the date that the Company and the Principal are engaged in any material fraudulent activities aiming at the holders of Preferred Shares, (iii) any important license, permit or government approvals necessary for the business of any Group Company being suspended, rejected to be issued or renewed or revoked, to the extent that the Company’s main business is materially and adversely affected as a result of such suspension, rejection or revocation, (iv) the validity, legality or enforceability of the VIE Documents being outlawed by the PRC law, and (v) the date that any Governmental Authority prohibits any Group Company from distributing all or any part of its distributable earnings or cash or other assets thereof to an offshore shareholder of any Group Company, the Company shall, at the written request (the “Redemption Notice”) of any holder of Preferred Shares (such requesting holder and any other holder of record of the Preferred Shares which requests for redemption after receipt of such Redemption Notice from the Company, the “Redeeming Preferred Shareholder”), (A) deliver such Redemption Notice to each other holder of record of the Preferred Shares within five (5) Business Days after receipt of such Redemption Notice, and (B) redeem all or part of the outstanding Preferred Shares (the “Redeeming Preferred Share”) held by such Redeeming Preferred Shareholder or any other holder of record of the Preferred Shares which requests for redemption after receipt of such Redemption Notice from the Company, at a price per Preferred Share (the “Redemption Price”) equal to one hundred percent (100%) of the Series A Issue Price (in the case of Series A Preferred Shares), one hundred percent (100%) of the applicable Series B Issue Price (in the case of Series B Preferred Shares), one hundred percent (100%) of the applicable Series C Issue Price (in the case of Series C Preferred Shares), one hundred percent (100%) of the applicable Series D Issue Price (in the case of Series D Preferred Shares), one hundred percent (100%) of the applicable Series E Issue Price (in the case of Series E Preferred Shares), or one hundred percent (100%) of the applicable Series F Issue Price (in the case of Series F Preferred Shares) with an eight percent (8%) compound per annum return (if the period is less than one year, such return shall be calculated pro rata) calculating from the applicable Series A Issue Date, Series B Issue Date, Series C Issue Date, Series D Issue Date, Series E Issue Date or Series F Issue Date (as the case may be) to the Redemption Price Payment Date (as defined below), plus any accrued but unpaid dividends on such Share and shall be exclusive of any liquidity or minority ownership discount, with payment on the twentieth (20th) Business Day after the date of written request by the holders of Preferred Shares (the “Redemption Price Payment Date”).

(B)

Walmart Redemption Right. In the case of the Series E-1 Preferred Shares and the Series F Preferred Shares owned by Walmart, without limitation of any other rights of redemption of the Series E-1 Preferred Shares or Series F Preferred Shares hereunder, in the event of an uncured Key Breach (as defined in the Revised Business Cooperation Agreement) by any Group Company of the Revised Business Cooperation Agreement as determined in accordance with the terms thereof (the “BCA Redemption Condition”), so long as the Redemption Conditions (as defined in the Revised Business Cooperation Agreement) are satisfied, the Company shall, at the written request of Walmart, redeem all or part of the outstanding Preferred Shares held by Walmart and/or its Affiliates, at a price per Preferred Share (the “BCA Redemption Price”) equal to one hundred percent (100%) of the applicable Series E-1 Issue Price (in the case of Series E-1 Preferred Shares) or one hundred percent (100%) of the applicable Series F Issue Price (in the case of Series F Preferred Shares), plus any accrued but unpaid dividends on such Share and shall be exclusive of any liquidity or minority ownership discount, with payment on the twentieth (20th) Business Day after the date of written request by Walmart (the “BCA Redemption Price Payment Date”).

(C)	Insufficient Funds.

(1)    If both the general redemption and the Walmart redemption right pursuant to Article 8.5(A) and Article 8.5(B) above are triggered, and the Company fails to pay on the Redemption Price Payment Date the full Redemption Price in respect of each Redeeming Preferred Share to be redeemed on such date because it has inadequate assets or funds legally available therefor or for any other reason, the assets or funds that are legally available shall be used to the extent permitted by applicable law to,

(a)    first, pay Walmart, to redeem its Series E-1 Preferred Shares and Series F Preferred Shares pursuant to the BCA Redemption Condition (the “BCA Redemption Shares”), and the Redeeming Preferred Shareholders (other than Walmart and its Affiliates) that request the Company to redeem the Series F Preferred Shares (the “Redeeming Series F Preferred Shares”) held by such Redeeming Preferred Shareholders (other than Walmart and its Affiliates) (the “Redeeming Series F Shareholders”), on a pari passu basis with each other, ratably in proportion to all of the redemption payments otherwise due to Walmart pursuant to Article 8.5(B) and each such Redeeming Series F Shareholder pursuant to Article 8.5(A), and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in a pro-rata manner against each such BCA Redemption Share and each Redeeming Series F Preferred Share held by Redeeming Series F Shareholders in accordance with the relative remaining amounts owed thereon, such that, in any case, the full BCA Redemption Price (with respect to Walmart and its Affiliates) or Redemption Price (with respect to the Series F Redemption Shareholders) (as applicable) shall not be deemed to have been paid in respect of any BCA Redemption Share or any Redeeming Series F Preferred Share held by Redeeming Series F Shareholders (as applicable) and the redemption shall not be deemed to have been consummated in respect of any such BCA Redemption Share and Redeeming Series F Preferred Share on the BCA Redemption Price Payment Date or Redemption Price Payment Date (as applicable), and Walmart and the Redeeming Series F Shareholders shall remain entitled to all of its rights, including (without limitation) its voting rights, in respect of each BCA Redemption Share and applicable Redeeming Series F Preferred Share, respectively, and each of the BCA Redemption Shares and the Redeeming Series F Preferred Shares held by Redeeming Series F Shareholders shall remain “outstanding” for the purposes of these Articles, until such time as the BCA Redemption Price or Redemption Price (as applicable) in respect of each BCA Redemption Share and Redeeming Series F Preferred Share (as applicable) has been paid in full whereupon all such rights shall automatically cease. Any portion of the BCA Redemption Price and Redemption Price (as applicable) not paid by the Company in respect of any BCA Redemption Share and Redeeming Series F Preferred Share held by Redeeming Series F Shareholders (as applicable) on the BCA Redemption Price Payment Date or Redemption Price Payment Date (as applicable) shall continue to be owed to the holder thereof and shall accrue interest at a rate of twenty-five (25%) per annum (or a highest interest rate allowed under the laws and regulations) from the BCA Redemption Price Payment Date or Redemption Price Payment Date (as applicable). No other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the BCA Redemption Shares and the Redeeming Series F Preferred Shares held by Redeeming Series F Shareholders and shall have paid all of the BCA Redemption Price for the BCA Redemption Shares and all of the Redemption Price for the Redeeming Series F Preferred Shares held by Redeeming Series F Shareholders pursuant to Article 8.5(C)(1)(a).

(b)    After redemption in full of the BCA Redemption Shares and the Redeeming Series F Preferred Shares, pay the Redeeming Preferred Shareholders that request the Company to redeem the Series E Preferred Shares and the Series D Preferred Shares (the “Redeeming Series E and Series D Preferred Shares”) held by such Redeeming Preferred Shareholders (the “Redeeming Series E and Series D Shareholders”), on a pari passu basis with each other, ratably in proportion to all of the redemption payments otherwise due to each such Redeeming Series E and Series D Shareholder pursuant to Article 8.5(A), and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in a pro-rata manner against each such Redeeming Series E and Series D Preferred Share in accordance with the relative remaining amounts owed thereon, such that, in any case, the full Redemption Price shall not be deemed to have been paid in respect of any Redeeming Series E and Series D Preferred Share and the redemption shall not be deemed to have been consummated in respect of any Redeeming Series E and Series D Preferred Share on the Redemption Price Payment Date, and each Redeeming Series E and Series D Shareholder shall remain entitled to all of its rights, including (without limitation) its voting rights, in respect of each Redeeming Series E and Series D Preferred Share, and each of the Redeeming Series E and Series D Preferred Shares shall remain “outstanding” for the purposes of these Articles, until such time as the Redemption Price in respect of each Redeeming Series E and Series D Preferred Share has been paid in full whereupon all such rights shall automatically cease. Any portion of the Redemption Price not paid by the Company in respect of any Redeeming Series E and Series D Preferred Share on the Redemption Price Payment Date shall continue to be owed to the holder thereof and shall accrue interest at a rate of twenty-five (25%) per annum (or a highest interest rate allowed under the laws and regulations) from the Redemption Price Payment Date. No other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Redeeming Series E and Series D Preferred Shares and shall have paid all of the Redemption Price for the Redeeming Series E and Series D Preferred Shares pursuant to Article 8.5(C)(1)(b).

(2)    If the general redemption pursuant to Article 8.5(A) above is triggered but the Walmart redemption right pursuant to Article 8.5(B) is not, and the Company fails to pay on the Redemption Price Payment Date the full Redemption Price in respect of each Redeeming Preferred Share to be redeemed on such date because it has inadequate assets or funds legally available therefor or for any other reason, the assets or funds that are legally available shall be used to the extent permitted by applicable law to, first, pay the Redeeming Preferred Shareholders that request the Company to redeem the Series F Preferred Shares, Series E Preferred Shares and the Series D Preferred Shares (the “Redeeming Series F, Series E and Series D Preferred Shares”) held by such Redeeming Preferred Shareholders (the “Redeeming Series F, Series E and Series D Shareholders”), on a pari passu basis with each other, ratably in proportion to all of the redemption payments otherwise due to each such Redeeming Series F, Series E and Series D Shareholder pursuant to Article 8.5(A), and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in a pro-rata manner against each such Redeeming Series F, Series E and Series D Preferred Share in accordance with the relative remaining amounts owed thereon, such that, in any case, the full Redemption Price shall not be deemed to have been paid in respect of any Redeeming Series F, Series E and Series D Preferred Share and the redemption shall not be deemed to have been consummated in respect of any Redeeming Series F, Series E and Series D Preferred Share on the Redemption Price Payment Date, and each Redeeming Series F, Series E and Series D Shareholder shall remain entitled to all of its rights, including (without limitation) its voting rights, in respect of each Redeeming Series F, Series E and Series D Preferred Share, and each of the Redeeming Series F, Series E and Series D Preferred Shares shall remain “outstanding” for the purposes of these Articles, until such time as the Redemption Price in respect of each Redeeming Series F, Series E and Series D Preferred Share has been paid in full whereupon all such rights shall automatically cease. Any portion of the Redemption Price not paid by the Company in respect of any Redeeming Series F, Series E and Series D Preferred Share on the Redemption Price Payment Date shall continue to be owed to the holder thereof and shall accrue interest at a rate of twenty-five (25%) per annum (or a highest interest rate allowed under the laws and regulations) from the Redemption Price Payment Date. No other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Redeeming Series F, Series E and Series D Preferred Shares and shall have paid all of the Redemption Price for the Redeeming Series F, Series E and Series D Preferred Shares pursuant to Article 8.5(C)(2).

(3)    After redemption in full of (i) the BCA Redemption Shares, the Redeeming Series F Preferred Shares and the Redeeming Series E and Series D Preferred Shares, or (ii) the Redeeming Series F, Series E and Series D Preferred Shares, as applicable, the Redeeming Preferred Shareholders that request the Company to redeem the Series C Preferred Shares (the “Redeeming Series C Preferred Shares”) held by such Redeeming Preferred Shareholders (the “Redeeming Series C Shareholders”), on a pari passu basis with each other, ratably in proportion to all of the redemption payments otherwise due to each such Redeeming Series C Shareholders pursuant to Article 8.5(A), and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in a pro-rata manner against each such Redeeming Series C Preferred Share in accordance with the relative remaining amounts owed thereon, such that, in any case, the full Redemption Price shall not be deemed to have been paid in respect of any Redeeming Series C Preferred Share and the redemption shall not be deemed to have been consummated in respect of any Redeeming Series C Preferred Share on the Redemption Price Payment Date, and each Redeeming Series C Shareholder shall remain entitled to all of its rights, including (without limitation) its voting rights, in respect of each Redeeming Series C Preferred Share, and each of the Redeeming Series C Preferred Shares shall remain “outstanding” for the purposes of these Articles, until such time as the Redemption Price in respect of each Redeeming Series C Preferred Share has been paid in full whereupon all such rights shall automatically cease. Any portion of the Redemption Price not paid by the Company in respect of any Redeeming Series C Preferred Share on the Redemption Price Payment Date shall continue to be owed to the holder thereof and shall accrue interest at a rate of twenty-five (25%) per annum (or a highest interest rate allowed under the laws and regulations) from the Redemption Price Payment Date. No other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Redeeming Series C Preferred Shares and shall have paid all of the Redemption Price for the Redeeming Series C Preferred Shares pursuant to Article 8.5(C)(3).

(4)    After redemption in full of (i) the BCA Redemption Shares, the Redeeming Series F Preferred Shares and the Redeeming Series E and Series D Preferred Shares, or (ii) the Redeeming Series F, Series E and Series D Preferred Shares, as applicable, and the Redeeming Series C Preferred Shares, the remaining assets or funds shall be used to pay the Redeeming Preferred Shareholders that request the Company to redeem Series B Preferred Shares (the “Redeeming Series B Preferred Shares”) held by such Redeeming Preferred Shareholders (the “Redeeming Series B Shareholders”), on a pari passu basis with each other, ratably in proportion to all of the redemption payments otherwise due to each such Redeeming Series B Shareholders pursuant to Article 8.5(A), and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in a pro-rata manner against each such Redeeming Series B Preferred Share in accordance with the relative remaining amounts owed thereon, such that, in any case, the full Redemption Price shall not be deemed to have been paid in respect of any Redeeming Series B Preferred Share and the redemption shall not be deemed to have been consummated in respect of any Redeeming Series B Preferred Share on the Redemption Price Payment Date, and each Redeeming Series B Shareholder shall remain entitled to all of its rights, including (without limitation) its voting rights, in respect of each Redeeming Series B Preferred Share, and each of the Redeeming Series B Preferred Shares shall remain “outstanding” for the purposes of these Articles, until such time as the Redemption Price in respect of each Redeeming Series B Preferred Share has been paid in full whereupon all such rights shall automatically cease. Any portion of the Redemption Price not paid by the Company in respect of any Redeeming Series B Preferred Share on the Redemption Price Payment Date shall continue to be owed to the holder thereof and shall accrue interest at a rate of twenty-five (25%) per annum (or a highest interest rate allowed under the laws and regulations) from the Redemption Price Payment Date. No other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Redeeming Series B Preferred Shares and shall have paid all of the Redemption Price for the Redeeming Series B Preferred Shares pursuant to Article 8.5(C)(4).

(5)    After redemption in full of (i) the BCA Redemption Shares, the Redeeming Series F Preferred Shares and the Redeeming Series E and Series D Preferred Shares, or (ii) the Redeeming Series F, Series E and Series D Preferred Shares, as applicable, the Redeeming Series C Preferred Shares and the Redeeming Series B Preferred Shares, the remaining assets or funds shall be used to pay the Redeeming Preferred Shareholders that request the Company to redeem Series A Preferred Shares (the “Redeeming Series A Preferred Shares”) held by such Redeeming Preferred Shareholders (the “Redeeming Series A Shareholders”), on a pari passu basis with each other, ratably in proportion to all of the redemption payments otherwise due to each such Redeeming Series A Shareholders pursuant to Article 8.5(A), and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in a pro-rata manner against each such Redeeming Series A Preferred Share in accordance with the relative remaining amounts owed thereon, such that, in any case, the full Redemption Price shall not be deemed to have been paid in respect of any Redeeming Series A Preferred Share and the redemption shall not be deemed to have been consummated in respect of any Redeeming Series A Preferred Share on the Redemption Price Payment Date, and each Redeeming Series A Shareholder shall remain entitled to all of its rights, including (without limitation) its voting rights, in respect of each Redeeming Series A Preferred Share, and each of the Redeeming Series A Preferred Shares shall remain “outstanding” for the purposes of these Articles, until such time as the Redemption Price in respect of each Redeeming Series A Preferred Share has been paid in full whereupon all such rights shall automatically cease. Any portion of the Redemption Price not paid by the Company in respect of any Redeeming Series A Preferred Share on the Redemption Price Payment Date shall continue to be owed to the holder thereof and shall accrue interest at a rate of twenty-five (25%) per annum (or a highest interest rate allowed under the laws and regulations) from the Redemption Price Payment Date.

(D)

Waivers. The Company may, with the written consent of, collectively and each voting as a separate class, (i) the holders holding a majority of the then outstanding Series A Preferred Shares, (ii) the holders holding at least sixty percent (60%) of the then outstanding Series B preferred Shares, (iii) the holders holding at least fifty percent (50%) of the then outstanding Series C Preferred Shares, (iv) the holders holding at least fifty percent (50%) of the then outstanding Series D Preferred Shares, (v) the holders holding at least fifty percent (50%) of the then outstanding Series E Preferred Shares, and (vi) the holders holding at least fifty percent (50%) of the then outstanding Series F Preferred Shares and without the need to amend these Articles, modify, waive, or deviate from any of the requirements of, or procedures set forth in, this Article 8.5, provided that if any such modification, waiver, or deviation has a material adverse effect on any Redeeming Preferred Shareholder as compared on a relative basis (based on the amounts they are entitled to receive on redemption after giving effect to the priorities set forth herein) to other Redeeming Preferred Shareholder(s), the consent of such Redeeming Preferred Shareholder whose interests are being materially adversely affected shall be required.

(E)

No Impairment. Once the Company has received an Redemption Notice, it shall not (and shall not permit any Subsidiary to) take any action which could have the effect of delaying, undermining or restricting the redemption, and the Company shall in good faith use all reasonable efforts to increase as expeditiously as possible the amount of legally available redemption funds including without limitation, causing any other Group Company to distribute any and all available funds to the Company for purposes of paying the Redemption Price for all Redeeming Preferred Shares on the Redemption Price Payment Date, and until the date on which each Redeeming Preferred Share is redeemed, the Company shall not declare or pay any dividend not otherwise make any distribution of or otherwise decrease its profits available for distribution.

8.6	JD Consent Rights.

(A)

Transactions Involving Adverse Persons. Notwithstanding anything to the contrary in the Shareholders Agreement or these Articles, for so long as JD holds at least sixty percent (60%) of the Shares held by JD immediately after the Series F Issue Date, without the prior written consent of JD:

(a)	no Group Company shall issue or cause to be issued any Equity Securities of such Group Company to any Adverse Person;

(b)

no Member shall, directly or indirectly, sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way or otherwise grant any interest or right with respect to all or any part of any interest in any Equity Securities of any Group Company now or hereafter owned or held by such Member to any Adverse Person; and;

(c)

no Group Company shall engage in any Change of Control Transaction with, involving or to an Adverse Person, provided that, subject to the provisions in Article 8.6(B), in the event that a Change of Control Transaction values the Company at a valuation that is no more than US$1.5 billion, the Company may engage in such a Change of Control Transaction with, involving or to an Adverse Person without the prior written consent of JD, provided further that, JD shall have the right of first refusal, in priority to any right of first refusal of the holders of Preferred Shares pursuant to Section 2.2 of the Right of First Refusal & Co-Sale Agreement (as defined in the Shareholders Agreement), to carry out such a Change of Control Transaction with the Company in accordance with Section 2.6 of the Right of First Refusal & Co-Sale Agreement.

(B)

Change of Control Transaction. For so long as JD holds at least thirty-three percent (33%) of the then outstanding Shares on a fully-diluted and as-converted basis, no Group Company shall engage in, and no Member shall cause or allow or otherwise be involved in, any Change of Control Transaction without the prior written consent of JD. For so long as JD holds any Shares but holds less than thirty-three percent (33%) of the then outstanding Shares on a fully-diluted and as-converted basis, in the event that the Company intends to carry out a Change of Control Transaction, JD shall have the right of first refusal, in priority to any right of first refusal of Walmart pursuant to Section 2.4 of the Right of First Refusal & Co-Sale Agreement and in priority to the holders of Preferred Shares pursuant to Section 2.5 of the Right of First Refusal & Co-Sale Agreement, to carry out such a Change of Control Transaction with the Company in accordance with Section 2.3 of the Right of First Refusal & Co-Sale Agreement.

REGISTER OF MEMBERS

9.

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

10.

The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

11.

If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in these Articles, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

12.

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

13.

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

14.

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

15.

The Shares of the Company are subject to transfer restrictions as set forth in certain agreements by and among the Company, certain of its Members and certain other parties thereto. The Company will register transfers of Shares that are made in accordance with such agreements and will not register transfers of Shares that are made in violation of such agreements. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

16.

The Company is permitted to redeem, purchase or otherwise acquire any of the Company’s Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption provisions set forth in these Memorandum and Articles, (ii) is pursuant to the ESOP, or (iii) is as otherwise agreed by the holder of such Share and the Company, subject in the case of clause (ii) or (iii) to compliance with any applicable restrictions set forth under the Shareholders Agreement, the Share Restriction Agreements, the Right of First Refusal & Co-Sale Agreement (each as defined in the Shareholders Agreement), the Memorandum and these Articles.

17.

Subject to the provisions of the Statute and these Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles, the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

18.

Subject to Article 8, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied with the consent in writing of Members holding not less than eighty percent (80%) of the votes entitled to be cast by holders (in person or by proxy) of Shares on a poll at a general meeting of such class affected by the proposed variation of rights or with the sanction of a resolution of such Members holding not less than eighty percent (80%) of the votes which could be cast by holders (in person or by proxy) of Shares of such class on a poll at a general meeting but not otherwise.

19.

For the purpose of Article 18, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every such separate meeting except that the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued Shares of such class and that any Member holding Shares of such class, present in person or by proxy, may demand a poll.

20.

Subject to Article 8, the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by the creation, redesignation, or issue of Shares ranking senior thereto or pari passu therewith.

COMMISSION ON SALE OF SHARES

21.

The Company may, with the approval of the Board (so long as such approval includes the approval of at least one (1) then incumbent Preferred Director), so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

22.

The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

23.

If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

24.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee, but the Directors shall, in any case, have the same right to decline or suspend registration as they would have had in the case of a transfer by that Member before his death or bankruptcy pursuant to Article 15. If he or she elects to become the holder, he or she shall give written notice to the Company to that effect.

25.

If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION

AND ALTERATION OF CAPITAL

26.	Subject to Article 8, the Company may by Ordinary Resolution:

A.	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

B.	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

C.	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

D.	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

E.	perform any action not required to be performed by Special Resolution.

27.

Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Article 8, the Company may by Special Resolution:

A.	change its name;

B.	alter or add to these Articles;

C.	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and.

D.	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

28.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

29.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

30.

The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

31.	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

32.

A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than ten percent (10%) of the paid up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company,

33.

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

34.

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

35.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

36.

At least ten (10) days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the then outstanding Ordinary Shares entitled to attend and vote thereat (excluding any Conversion Shares), (ii) by the holders of a majority of Series A Preferred Shares (or their proxies) then outstanding, (iii) by the holders of at least sixty percent (60%) of Series B Preferred Shares (or their proxies) then outstanding, (iv) by the holders of at least fifty percent (50%) of Series C Preferred Shares (or their proxies) then outstanding, (v) by the holders of at least fifty percent (50%) of Series D Preferred Shares (or their proxies) then outstanding, (vi) by the holders of at least fifty percent (50%) of Series E Preferred Shares (or their proxies) then outstanding, and (vii) by the holders of at least fifty percent (50%) of Series F Preferred Shares (or their proxies) then outstanding. Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the then outstanding Ordinary Shares entitled to attend and vote thereat (excluding any Conversion Shares), (ii) by the holders of a majority of Series A Preferred Shares entitled to attend and vote thereat (or their proxies) then outstanding, (iii) by the holders of at least sixty percent (60%) of Series B Preferred Shares (or their proxies) then outstanding, (iv) by the holders of at least fifty percent (50%) of Series C Preferred Shares (or their proxies) then outstanding, (v) by the holders of at least fifty percent (50%) of Series D Preferred Shares (or their proxies) then outstanding, (vi) by the holders of at least fifty percent (50%) of Series E Preferred Shares (or their proxies) then outstanding, and (vi) by the holders of at least fifty percent (50%) of Series F Preferred Shares (or their proxies) then outstanding.

37.

The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

38.

Each of (1) the holders of a majority of the aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting (including the Preferred Shares on an as converted basis) and (2) (i) the holders of a majority of Series A Preferred Shares then outstanding, (ii) the holders of at least sixty percent (60%) of Series B Preferred Shares then outstanding, (iii) the holders of at least fifty percent (50%) of Series C Preferred Shares then outstanding, (iv) the holders of at least fifty percent (50%) of Series D Preferred Shares then outstanding, (v) the holders of at least fifty percent (50%) of Series E Preferred Shares then outstanding and (vi) the holders of at least fifty percent (50%) of Series F Preferred Shares then outstanding together present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 42, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

39.

A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

40.	A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

A.	in the case of a Special Resolution, it is signed by all Members required for such Special Resolution to be deemed effective under the Statute; or

B.

in the case of any resolution passed other than as a Special Resolution, it is signed by Members for the time being holding Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (calculated in accordance with Article 8.4(A)) (or, being companies, signed by their duly authorised representative).

41.

A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Members ten (10) days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one and a half hour from the time appointed for the meeting solely because of the absence of the holders of a majority of Series A Preferred Shares then outstanding, the holders of at least sixty percent (60%) of Series B Preferred Shares then outstanding, the holders of at least fifty percent (50%) of Series C Preferred Shares then outstanding, the holders of at least fifty percent (50%) of Series D Preferred Shares then outstanding, the holders of at least fifty percent (50%) of Series E Preferred Shares then outstanding, or the holders of at least fifty percent (50%) of Series F Preferred Shares then outstanding the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the Directors may determine) with notice delivered to all Members five (5) days prior to the adjourned meeting in accordance with the notice procedures under Articles 106 through 110 and if at the adjourned meeting the quorum is not present within one and a half hour from the time appointed for the meeting solely because of the absence of the holder of a majority of Series A Preferred Shares then outstanding, the holders of at least sixty percent (60%) of Series B Preferred Shares then outstanding, the holders of at least fifty percent (50%) of Series C Preferred Shares then outstanding, the holders of at least fifty percent (50%) of Series D Preferred Shares then outstanding, the holders of at least fifty percent (50%) of Series E Preferred Shares then outstanding, or the holders of at least fifty percent (50%) of Series F Preferred Shares then outstanding the Members present shall constitute a quorum for such second adjourned meeting.

42.

The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

43.

With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

44.	A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

45.	On a poll a Member shall have one vote for each Ordinary Share he holds on an as converted basis, unless any Share carries special voting rights.

46.

Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

47.	A poll on a question of adjournment shall be taken forthwith.

48.

A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

49.	Except as otherwise required by law or these Articles, the Ordinary Shares and the Preferred Shares shall vote together on an as converted basis on all matters submitted to a vote of Members.

50.

In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

51.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

52.

No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

53.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

54.	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

55.

A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

56.

The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

57.

The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

58.

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

59.

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

60.

Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its Directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

61.

Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

62.	The authorized number of Directors on the Board shall be no more than six (6) Directors, with the composition of the Board determined as follows:

A.

for so long as the Principal holds the position of and serves as the chief executive officer of the Company, the Principal shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time two (2) Directors (the “Founder Directors”) on the Board, one (1) of whom must be the Principal himself, and the other one (1) of whom must be another incumbent management member of the Company and will be appointed by the Principal after the date of the Shareholders Agreement (the “Additional Director”), and the Principal shall have two (2) votes until the Additional Director has been appointed;

B.

for so long as JD holds at least thirty percent (30%) but less than sixty percent (60%) of the Shares held by JD immediately after the Series F Issue Date, JD shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) Director (the “JD Preferred Director”), who shall initially be Mr. LIU Qiangdong.

C.

for so long as JD holds at least sixty percent (60%) of the Shares held by JD immediately after the Series F Issue Date, JD shall be exclusively entitled to designate, appoint, remove, replace and reappoint two (2) Directors, one (1) of whom shall be the JD Preferred Director (the other one director so appointed, the “JD Ordinary Director”, together with the Founder Directors, the “Ordinary Directors” and each an “Ordinary Director”);

D.

for so long as Sequoia continues to hold at least sixty percent (60%) of the Shares held by Sequoia immediately after the Series F Issue Date, Sequoia shall be exclusively entitled to designate, appoint, remove, replace and reappoint one (1) Director (the “Sequoia Preferred Director”);

E.

for so long as Walmart continues to hold at least sixty percent (60%) of the Shares held by Walmart immediately after the Series F Issue Date, Walmart shall be exclusively entitled to designate, appoint, remove, replace and reappoint one (1) Director (the “Walmart Preferred Director”, together with the JD Preferred Director and the Sequoia Preferred Director, the “Preferred Directors” and each a “Preferred Director”);

F.

in the event that the Principal ceases to have the right to designate, appoint, remove, replace and reappoint any of the Founder Directors or JD ceases to have the right to designate, appoint, remove, replace and reappoint the JD Ordinary Director, the holders holding at least seventy-five percent (75%) of the then outstanding Shares (voting together as a single class and on a fully-diluted and as-converted basis) shall have the right to designate, appoint, remove, replace and reappoint such Ordinary Director.

G.

in the event that JD ceases to have the right to designate, appoint, remove, replace and reappoint the JD Preferred Director or Sequoia ceases to have the right to designate, appoint, remove, replace and reappoint the Sequoia Preferred Director or Walmart ceases to have the right to designate, appoint, remove, replace and reappoint the Walmart Preferred Director, the holders holding at least a majority of the then outstanding Preferred Shares (disregarding, for all purposes of determining the foregoing threshold, JD, Sequoia or Walmart who remains to have the right to designate, appoint, remove, replace and reappoint a Preferred Director), voting as a single class on an as-converted basis, shall have the right to designate, appoint, remove, replace and reappoint such Preferred Director.

H.

JD shall have the right to designate, appoint, remove, replace and reappoint one (1) non-voting-rights observer to the Board. Sequoia shall have the right to designate, appoint, remove, replace and reappoint one (1) non-voting-rights observer to the Board. Greenwoods shall have the right to designate, appoint, remove, replace and reappoint one (1) non-voting-rights observer to the Board. Walmart shall have the right to designate, appoint, remove, replace and reappoint one (1) non-voting-rights observer to the Board. DST shall have the right to designate, appoint, remove, replace and reappoint one (1) non-voting-rights observer to the Board. For the avoidance of doubt, other than as provided above in respect of the Principal, each of the Directors shall have one (1) vote when any resolution shall be passed by the Board. In the event that the voting over any matter by the Directors is deadlocked, the Principal, as one of the Directors, shall have the tie-breaking vote over such matter.

POWERS OF DIRECTORS

63.

Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Article 8. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

64.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

65.

Subject to Article 8, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

66.

Subject to Article 8, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

67.	The office of a Director shall be vacated if:

A.	such Director gives notice in writing to the Company that he or she resigns the office of Director; or

B.	such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

C.	such Director is found to be or becomes of unsound mind.

68.

Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 62, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 67 of any Director who shall have been elected by a specified group of Members, may be filled by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 62, given at a special meeting of such Members duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

69.

A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director. At all meetings of the Board of Directors a majority of the number of the Directors in office elected in accordance with Article 62 that includes all of the then incumbent Preferred Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the votes held by the Directors present (in person or in alternate) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles. If only one Director is elected, such sole Director shall constitute a quorum. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present, provided that, if notice of the board meeting has been duly delivered to all Directors of the Board five (5) Business Days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one and a half hour from the time appointed for the meeting solely because of the absence of an Preferred Director, the meeting shall be adjourned to the third (3rd) following Business Day at the same time and place (or to such other time or such other place as the Directors may determine) with notice delivered to all Directors one (1) Business Day prior to the adjourned meeting in accordance with the notice procedures hereunder and, if at the adjourned meeting, the quorum is not present within one and a half hour from the time appointed for the meeting solely because of the absence of an Preferred Director, the meeting shall, again, be adjourned to the third (3rd) following Business Day at the same time and place (or to such other time or such other place as the Directors may determine) with notice delivered to all Directors one (1) day prior to the adjourned meeting in accordance with the notice procedures hereunder and the Directors present shall constitute a quorum for such second adjourned board meeting.

70.

Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided however that the board meetings shall be held at least once every three (3) months unless the Board otherwise approves (so long as such approval includes the approval of at least one (1) then incumbent Preferred Director) and that a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors entitled to receive notice of the meeting and each observer appointed to the Board or committee pursuant to Article 62 (the “Observers”) at least three (3) days before the meeting and a copy of the minutes of the meeting shall be sent to such Persons. All documents of the Board or any subcommittee of the Board will be in English. At the request of the Director or the Observer, the relevant meetings of the Board and the subcommittees of the Board may be held either in English or in Chinese with an English interpreter being present at such meetings.

71.

A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

72.

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held.

73.	Meetings of the Board of Directors may be called by any Director on forty-eight (48) hours’ notice to each Director and Observer in accordance with Articles 106 through 110.

74.

The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

75.

The Directors may elect a chairman of their board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

76.

All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

PRESUMPTION OF ASSENT

77.

A Director of the Company who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file his or her written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

78.

Subject to Article 81, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

79.

Subject to Article 81, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

80.

Subject to Article 81, a Director of the Company may be or become a Director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a Director or officer of, or from his or her interest in, such other company.

81.

In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such Director may vote at a meeting of Directors on any resolution concerning a matter in which that Director has an interest (and if he votes his vote shall be counted) and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the Directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under these Articles.

MINUTES

82.

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

83.

Subject to these Articles, the Board of Directors may, with prior consent of at least one (1) Preferred Director, establish any committees and approve the delegation of any of their powers to any committee consisting of one or more Directors, provided that such committee shall always include all then incumbent Preferred Directors as members to the extent permitted by law. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee, provided that, with respect to the member who is an Preferred Director, such member can only be replaced by an alternate member designated by the Person having the right to designate, appoint, replace or reappoint such Preferred Director.

84.

The Board of Directors may also, with prior consent of each then incumbent Preferred Director, delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors may, with prior consent of each then incumbent Preferred Director, impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

85.

Subject to these Articles, the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

86.

Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

87.	There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

88.

The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board (including the consent of the then incumbent Preferred Directors). The Directors shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise performing their duties as Directors and committee members.

89.

The Directors may by resolution of the majority of the votes held by the Directors (including the consent of each then incumbent Preferred Director) approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his or her remuneration as a Director.

SEAL

90.

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

91.

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

92.

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

93.

Subject to the Statute and these Articles (including Article 8), the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

94.	All dividends and distributions shall be declared and paid according to the provisions of Article 8.

95.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

96.

Subject to the provisions of Article 8, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

97.

Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

98.	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

99.

Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

100.

Subject to these Articles, including but not limited to Article 8, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Article 8 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

101.

The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company.

102.

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

103.	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

104.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

105.

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

106.

Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director). Notice may be given by the Company to any Observer either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Observer (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Observer).

107.

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days (not including Saturdays or Sundays or public holidays) after the letter containing the same is sent as aforesaid. Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

108.

A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

109.

Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

110.

Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

111.	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Article 8.

112.

If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Article 8, determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

113.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article 113, the Company shall indemnify any such indemnitee pursuant to this Article 113 in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article 113 shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article 113.

114.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

115.

Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

116.

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution and the written consent of, collectively and each voting as a separate class, (i) the holders holding a majority of the then outstanding Series A Preferred Shares, (ii) the holders holding at least sixty percent (60%) of the then outstanding Series B preferred Shares, (iii) the holders holding at least fifty percent (50%) of the then outstanding Series C Preferred Shares, (iv) the holders holding at least fifty percent (50%) of the then outstanding Series D Preferred Shares, (v) the holders holding at least fifty percent (50%) of the then outstanding Series E Preferred Shares, and (vi) the holders holding at least fifty percent (50%) of the then outstanding Series F Preferred Shares, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

EXCLUDED OPPORTUNITY

117.

The Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity, unless otherwise agreed by the relevant holders of Preferred Shares who are in possession of such Excluded Opportunity. The Company acknowledges that holders of Preferred Shares and their Affiliates, members, equity holders, director representatives, partners, employees, agents and other related persons are engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company operates (the “Company Industry Segment”). Accordingly, the Company and the holders of Preferred Shares hereby acknowledge and agree that a Covered Person shall:

A.

have no obligation or duty (contractual or otherwise) to the Company to refrain from participating as a director, investor or otherwise with respect to any company or other person or entity that is engaged in the Company Industry Segment or is otherwise competitive with the Company, and

B.

in connection with making investment decisions, to the fullest extent permitted by law, have no obligation or duty (contractual or otherwise) to the Company to refrain from using any information, including, but not limited to, market trend and market data, which comes into such Covered Person’s possession, whether as a director of, or investor in, the Company or otherwise.